UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 2, 2016

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 361-2262

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 2, 2016, Banc of California, Inc., a Maryland corporation (the “Corporation”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with UBS Securities LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., as representatives of the several underwriters listed in Schedule A thereto (together, the “Underwriters”), pursuant to which the Corporation agreed to sell to the Underwriters 4,850,000 shares of its voting common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $14.50 per share of Common Stock, upon the terms and conditions set forth in the Underwriting Agreement (the “Base Offering”). The Underwriting Agreement also grants the Underwriters a 30-day option to purchase up to an additional 727,500 shares of Common Stock solely to cover over-allotments, if any (together with the Base Offering, the “Offering”). On March 3, 2016, the Underwriters exercised their over-allotment option in full. The Corporation estimates that the net proceeds from the Offering, including the exercise in full of the Underwriters’ over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Corporation, will be approximately $75.58 million. The Corporation has made certain customary representations, warranties and covenants in the Underwriting Agreement. The Corporation also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Also in connection with the Offering, Steven A. Sugarman, the Corporation’s Chairman, President and Chief Executive Officer, agreed to waive the grant of additional stock appreciation rights, or adjustments to outstanding stock appreciation rights, which would otherwise be issued as a result of the Offering, under the terms of his Stock Appreciation Right Grant, dated August 21, 2012, as amended (the “Waiver”). The foregoing description of the Waiver is qualified in its entirety by reference to the full text of the Waiver, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information in Item 1.01 above with regard to the Waiver is incorporated by reference into this Item 5.02.

Item 8.01.	Other Events.

On March 2, 2016, the Corporation notified the U.S. Department of the Treasury (“Treasury”) that the Corporation intends to redeem on April 1, 2016, at a redemption price equal to the liquidation amount of $1,000 per share plus the unpaid dividends for the current dividend period to, but excluding, the redemption date, all 32,000 outstanding shares of the Corporation’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), and all 10,000 outstanding shares of the Corporation’s Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”). Both the Series A Preferred Stock and the Series B Preferred Stock were issued as part of Treasury’s Small Business Lending Fund program.

On March 8, 2016, the Corporation closed the public offering of 5,577,500 shares of Common Stock pursuant to the Underwriting Agreement, including 727,500 shares purchased by the Underwriters pursuant to the exercise in full of their over-allotment option. The Common Stock has been registered under the Securities Act by a registration statement on Form S-3 (File No. 333-192518) (the “Registration Statement”). The following documents are being filed with this Current Report on Form 8-K and incorporated by reference into the Registration Statement: (i) the Underwriting Agreement; and (ii) the validity opinion with respect to the shares of Common Stock sold in the Offering.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed on the Exhibit Index accompanying this Current Report on Form 8-K are filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2016

Banc of California, Inc.

By:	/s/ John C. Grosvenor
Name:	John C. Grosvenor
Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement, dated as of March 2, 2016, among the Corporation, UBS Securities LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters (listed in Schedule A thereto)

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP

10.1	Letter Agreement, dated as of March 2, 2016, between the Corporation and Steven A. Sugarman

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.1)